Pricing Supplement Dated April 11, 2011				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.02%

Effective Dates:	4/11/2011	through	4/17/2011